Exhibit 99.1

Exhibit 99.1 Transcript of IHS Markit Town Hall, posted internally on December 8, 2020

Watch Lance and Doug Peterson discuss the merger with S&P Global

On Tuesday 1 December we held a global townhall with Lance where he talked with Doug Peterson, CEO of S&P Global and asked him questions about the culture at S&P Global, why he was so attracted to IHS Markit, how we will fit together and how Doug would describe his leadership style.

If you missed the townhall, you can catch up below.

Doug and Lance townhall – S&P Global merger transcript

1 December 2020 08.30 a.m. EST

00:00:14.

LU: Good morning Doug, how are you?

DP: I’m great, good morning Lance. It’s been such a fantastic day and it’s been great to spend time with your team the last few weeks getting ready for this, but what a great day. Congratulations

LU: yeah, same to you. I’ve really enjoyed our last, I think I counted 73 days together since you emailed me and I know the firm is really excited about our chat today and so I’m looking forward to spending 1/2 hour and of course, delving into all the questions my team keeps keep asking me. But really I think the one at the top of everybody’s mind is what attracted you to IHS Markit? We know what we love about ourselves, of course, but what attracted you guys to IHS Markit?

DP: First of all, I’ve always admired IHS Markit. IHS and Markit on their own or companies that I thought had done a great job. But what you put together was just a fantastic combination. You had built scale, you had built performance and you’ve been delivering. So that on its own was very attractive. And we also thought about what we talked about yesterday, complementary assets but a little bit more specifically about a year ago, a little bit over a year ago, in our strategic planning we decided to take a step back and identify customer segments and growth areas in a very systematic way and as we went through them we looked at things like reference data that we could really bolster our business with ESG Energy transition.

We looked at know your customer, know your supply chain, so we had these lists of areas of SME, market place, data management, we had this list of all the things we thought were the most important elements of we needed to build into our company. To be a great company, to be an even better company and also to have the highest level of growth.

And as we went through it every single box kept getting ticked by IHS Markit, o we said wait, wait, wait, there’s something here. This looks like a really natural opportunity for us to get together and so we did that work a year ago and then we said, let’s really understand it. And so, by the time I called you and we started talking, we were already had. We had conviction that this was the right thing for us to do right now.

LU: Right, right, now that’s exciting. And of course I know from our conversations and us getting the teams together, we’ve found many areas that are going to be really exciting.

One question I get asked and I know what my answer is, but I’m sure my teams would love. Where do you see overlap in our two businesses where we might have two of the same things and possibly one might have to be divested just due to regulatory reasons etc.

DP: First of all, there’s not much there’s actually very little overlap and we talked about yesterday in the calls and over the last few weeks, we’ve learned that there’s so many areas that we don’t have overlap, but our customers have needs that one customer, the other can benefit from what we’re doing across the across the combined businesses.

There is potential overlap in the energy space. There’s some price benchmarks that there might be considered that there could be some overlap there, but believe it or not that’s about all there is. There’s not a lot more beyond some parts of the of the pricing and a little potential of their research in the energy businesses. And that’s about all that we’ve seen so far, right?

LU: No, I agree with you, and I think it’s very, very limited and what is it, 11.6 billion of revenues together, I think you and I could only find about 30 / 35 million or some small number of overlaps, so I think that’s going to be great.

I say we’ve got very similar cultures. How do you feel about the culture of the people you’ve met at IHS Markit and how does that fit and compare with the culture that you have built at S&P Global?

DP: First of all, I think that the cultures are so similar and it was one of the reasons again that I was so attracted and thought this was such an opportunity. When I looked at some of the IHS Markit information about the company, I kept seeing a lot of the same words, customers, people, integrity, talking about how you think about innovation, about speed to market and I found that when I looked at that, that’s one thing we can always say whatever we want, but then as we started talking and I started meeting your team, I felt that you actually believe that. The things that you put in writing you believe in and you built them into your culture and people respect each other.

I’ve been so impressed by how you’ve treated your people forever, but also during the pandemic. The way that your company, and the same with ours, is a commonality of putting our people first, ensuring that they were ability to work from home, giving support to employees actually, really caring about them.

And when I look at customer experience, customer purpose and putting the customer at the centre of how you do your business and thinking about customer orientation, this to me is another way that we grow. If you think about strategy think about how you build a company. It’s all about the customer at the end of the day. That’s where you get your ideas, that’s where you drive your growth.

And so I thought people and customer, those are the things that come first in our company and when I saw that, I felt that was so important that those are commonality’s for us. In addition to that, you have very collaborative culture, I found that the way your teams work together, there’s a banter, there’s a back and forth. It’s open, it’s honest, it’s transparent and that transparency and that honesty and having a team of people that work together and have a common purpose - those were the things that really attracted me and that was before we even started meeting and once we met, it was all confirmed.

LU: Yeah, no, that’s good. I can echo that. And I felt that our teams worked really well together. Now a lot of people know from our interviews that you sent me an email and then we followed up with a call together. But I know a customer this morning I speak into said did you actually meet in person? Maybe you can describe to our team how we came together and you chose a place to meet ‘cause I think that’s a little bit of the James Bond in at all and maybe you can share that story with the teams.

DP: Well, we felt it was important. If you’re going to do something like this and we had to meet in person that we needed to ensure that there was some interaction face to face. And, but in order to do that in covid, we decided we would follow every single rule to the letter of the law, not just the spirit but the letter.

And so we had a couple people, including Lance, did two weeks of quarantine in New York and did two weeks a quarantine. We had others that were in New York, they were already here, but we decided that every single person had to get a PC, a PCR test, and then we found a space in Connecticut that was a drafty old club that we could meet and have social distancing, everybody could spread out at least six or eight feet apart with the windows open, the doors open with masks on. So we felt that it was really important to meet personally, but at the same time we also felt it was important that we followed all of the rules so that we would ensure that we’re taking care of each other and show that we’re all healthy and working together in that sense. But it actually worked out and being during Covid were able to transfer documents back and forth and after use a lot of paper, the zoom meetings were incredibly efficient. We had people working all hours of the day on zoom calls and so it worked out.

LU: Right, yeah, I know I think it was great and it did feel a little covert and I know a lot of people ask me what I was doing in the US ‘cause I’m not an American citizen so I can’t just fly into the US. We had to get a special permit for me to come in and be here and so it was, er, it was a part of our journey and story, so we will always remember that.

One question that came in is just, how would you describe your leadership style? I know you’re going to have a leadership team that is made up of both some of your current leaders and some of our current team and I think within the firm, people are starting to become aware that Adam, Sari, Sally and Edouard will most likely be joining your team. I know there’s still things to finalize, but there will be others, but tell us a little bit about your leadership style. How do you describe yourself?

DP: I feel that I’m a pretty open guy. I love to walk the floors. One of my favorite things to do is go spend a day with an analyst or a day in an operational center or a call center to learn the business as much as I can. But I like to talk to people, I’m very informal, I like to keep in touch, but at the same time I like to have discipline around management and how we follow things up, how we track things.

If I thought a little bit about how I spend my time, I think that shows a little bit on the leadership style and I would say one of my top priorities is strategy. Thinking about the future, about growth, about customers. Another very, very top priorities is people. Understanding our people, our culture, our organization as well as developing our people. Providing leadership opportunities, providing career advancement and career growth.

And the other one is external. I love to see customers, I love to go out into the markets and meet with our with our network or ecosystem of the financial markets and data markets, so I can have that knowledge that feeds back into strategy and people and so these are, these are the things these are the ways I spend my time. But my style is very open, very transparent. I enjoy interacting with our people, but at the same time there’s a discipline that we need to have in place.

I have developed about 20 years ago, one of the first large rolls I ever had at Citigroup, which is a global role, I developed this little leadership model that I’ve tweaked ever since then, but it’s quite simple and I think about what you need as a great leader. You need to have vision and so vision gives you direction. You need to have integrity, which goes to having a system of values, you need to have accountability, which means you need a management system so you can hold people accountable - you needed a way to do that. And then you need to have communications and I think of communications is the glue. It’s what holds us together and what you’re doing today I love. I love doing town halls and communicating with our people and listening and understanding what’s on their mind, so that kind of in a nutshell, is how I think about leadership, how I think about organization and also you can pick up a little bit about my own style from there.

LU: Yeah no I can, I can say hand on heart, we’ve known each other, we’ve worked together in executive sessions and with financial market participants around the world and I can say to my team that I’m very, very confident in your leadership style. Sitting at the top of S;P Global, including IHS Markit and I really do feel that your respect for people, your values, match everything that we’ve tried to create at IHS Markit.

As we have some questions starting to come. A lot of them around strategy, but maybe I’ll just fire a few of them at you and you don’t have to be too long, but we are getting lots of interesting questions.

So one of them that’s coming is automotive business. You have JD Power, now you’re going to have a bigger automotive business in the USA. All your employees will be expected to download the Carfax app and make sure they’re following their vehicle history reports. What’s your thoughts on the automotive business and how it’s going to fit into the company and maybe one other one or two linkages to the strategy?

DP: The automotive business is fantastic. It’s a high growth business, it’s part of the entire supply chain of the of the automotive manufacturing and delivery and distribution and data and analytics space. The JD Power business, which was a fantastic business, I really loved it, but its expertise was understanding retail consumer sentiment and selling that data to the dealers into the into the OEMs.

And it was a very simple business model and they didn’t have the kind of value chain and the data which you’ve got in the automotive business. And when I look at some of the biggest trends in the transportation and mobility space and you think about drive chain, the number of chips that are inside of a dashboard, you look at the supply chain. Who are providing those chips? What’s inside the drive chain? You look at the energy transformation with electric vehicles and battery technology. All of a sudden, they start seeing all of this application into the market intelligence business, into the financial services business. We have investors and there’s analysts out in the world that need that kind of information, the ESG, the EV, the battery technology, battery metals, etc. There is a lot of applicability into S&P Global across all of the businesses. So I’m actually really excited about this automotive business, but also the nature of it and the customer base is an institutional business. It’s a really good fit.

LU: Excellent. One of the other areas that we have some questions on which tie into one of the big strategies we call in our firm is Blade Runner. It’s around our whole move to the cloud. What’s S&Ps cloud strategy?

DP: One of the one of the things that I had a huge sigh of relief as we were working together the last six weeks is that our cloud strategies are almost in parallel. We started three years ago to a look at all of our data centres or data strategy, and for two reasons we said we had to go to the cloud. One was just the overall cost of and risk of running all these data centres all over the world. It made no sense to have so many data centres and own all this hardware and releasing all this hardware and we weren’t experts in running this. We thought we were ‘cause we had so many, but we were not.

And you look at the running in the cloud you have so many advantages of the security in the speed and scalability And so we’ve been on that journey for the last three years in fact about six months ago I visited our, we used to have an acre of data machines in New Jersey just as massive warehouse full of machines and I visited last year, about six months ago when we shut it down. who knows that I guess it was before covid, so 12 months ago I was there and we had just shut it down and they were taking out the last machines and everything had moved into AWS in the cloud and so we might have little bit left but I think this is another huge synergy or complementarity that we’ve got together to see how those cloud operations work, but this was to me was I was so excited when I saw that we were on the same journey, at the same point in time when there’s more to do, but a lot more we can do together.

LU: Yeah, and it’s definitely part of the scale when people ask us about scale, it really is some of those organizational parts of infrastructure, real estate, many things that give us scale. A couple questions coming in around organizational structure and somebody’s asked if IHS Markit will be its own new vertical. Maybe describe a little bit about your early thoughts on how we fit together?

DP: Yeah, first of all, as early thoughts, but to take one step back. We’re going to have an integration team that will be formed that will have people from both businesses. We will be looking at questions like this. The early thinking is that we have four divisions today in S&P Global and there’s four divisions that IHS Markit. Three of those have common customer, common capabilities. So the ratings business doesn’t have a lot and the automotive and transportation business doesn’t have a log. But the Platts commodities business with the resources business, they look like they could fit together pretty well. Market intelligence with financial services look like it would fit together pretty well.

And then we have the index business, S&P Dow Jones index business and there’s a fixed income business that looks really attractive and that’s one of the most exciting things about working together.

So the preliminary ideas is there probably be five divisions, three of them would be put together and two would be continue to be similar to what they are now.

LU: One question that everybody wants to know, and I know you’re 160 year old company, maybe you can say how the name, S&P and McGraw Hill and that journey and what do you see the name for the combined company?

DP: Little bit about that journey you mentioned, 160 years ago a gentleman named Henry Varnum Poor published the very first book about the credit worthiness and financial statements of railroads and canals, and it was at the time is very innovative to have a single book published with all that information at the time. Just think about railroads and canals were like the internet and the mobile platforms of today.

That’s was driving commerce and energy and opening up the United States and the economies around the world too new commerce and global growth and so that was that was 160 years ago. And the businesses over the years obviously evolved and there a lot of different incarnations of them and Mcgraw Hill had been the company, that when I joined as the President of Standard and Poors, Mcgraw Hill was the parent company. It was a traditional publishing business, and at the time I joined the Board of Directors was already moving to split the company between financial business and a publishing business. And I took over as CEO after we sold the largest publishing business, the education business. And we’ve reformed it and shaped it over the last seven years. Five years ago we changed our name to S&P Global from Mcgraw Hill because all of our businesses were in data and analytics and most of them already had the S&P brand.

The early thinking is that we will keep the name of the company S&P Global. Clearly, we will look at that amongst ourselves and understand if it’s the best brand. There’s a lot of brands branding strategies, something we’ll look at in the integration strategy. I’ve said publicly that will keep the name S&P Global so that we don’t confuse people and we don’t confuse the market. And I’d like to think that that’s where we end up, but clearly will do some analysis and study about brands overall and ensure when we actually close the transaction to have a clear, simple brand architecture that takes the best of both.

LU: Yeah, no good. I think it’s really important and we’ve been very inquisitive over the years and making marginal decisions on brands are things that haunt you overtime. So, you know, however much we love all our brand names, some of them will be better suited to be consolidated. And the places where you have product brands, whether it’s Carfax or CERAWeek or OPIS or Polk. Some of those things are just fabrics of the marketplace is there in but can fit within a product architecture quite well.

One of the things that we’ve been talking about and you seem really excited about, is the data lake and the work that we’ve done. How do you see leveraging the data lake in our combined strategy?

DP: The data lake is one of those capabilities and opportunities, it’s like a golden opportunity and you have had the ability to do something that’s so many others wish they could. We have something that’s similar, but it’s not as far along as the data lake. We have the marketplace, which has the tiles that you can look at all the different datasets, understand exactly what’s inside of each of them, and there are ways to link them, but you’ve already solved that and have a massive pool of data, which is linkable, you can search on it, you can use it for so many different applications. And for us that is one of the most important opportunities is to put our data together and have the ability to use it and completely new ways for customers.

And so the data Lake is something that’s absolutely fantastic and to also understand that you have the talent that has already built something like that means that you have some of the best technology talent in any company, anywhere that you’ve already gotten that far advance. This is the Holy Grail. How many companies are talking about wanting to have a way to put all their data together, but in a way that you can use it? So congratulations on that is. That’s a fantastic achievement and what it means to have it and what it means that you have talent was able to do is really impressive

LU: Good, thank you. Maybe in our last five to 10 minutes here we can switch to little thoughts around people. I know this is the pandemic, the murder of George Floyd, the MeToo movement there’s been so many things that are creating change with respect to leaders’ views on how to develop talent. We just appointed a chief diversity, equity, inclusion and belonging officer that reports at me and sits actually sits on the highest management team in the firm as a full participant. How do you see or diversity, equity, inclusion plans and leadership and what’s your commitment to change with respect to people?

DP: This is something that we’ve been dedicated to for many years. I’ve always said that the tone starts at the top and as I became a CEO seven years ago and had an opportunity to reshape our board, our board at the time only had one woman and we had one black executive on our board as well and since then we’ve been able to reshape or board and we have two black executives and four women on her board. And the reason I say that is that I’ve always said that tone starts at the top that we can demonstrate the entire company into the markets that we cared about diversity and inclusion. We have a diversity, equity and inclusion head who reports to me, she also runs our community organizations as well and our community outreach and our own ESG initiatives. So we’ve got a an area we brought those together. And on the people side, we felt that people come first in organization I had a couple of opportunities in my career to do some thinking about what comes first, the customer or the people. We always say we are a customer first organization, but I always felt and even did some study on this that your people actually come first. ‘cause if you have people that are not happy, they’re not going to be doing a good job with your customers and you need to ensure your people are healthy, there safe, they’ve got opportunities for their careers to grow. The more specifically a couple of the topics you’ve raised. We have a dedication to diversity in its broadest sense. Couple things we do we have very strong ERG, employee resource groups, we have nine of them. The winds, which is the women’s initiative and network for success, was the first one that was formed, we have over 6000 members of winds. It’s a global organization to help our women connect. It has networking as mentoring

We’ve got other groups bold as the black organization for leadership development. We have the Latino group. We have a group for parents, we have a group for people who are physically challenged or physically challenged children or family members. So we’ve got different groups across the organization that help think about how they can work together and what some of the impact would be on the company.

One of the things that we did after George Floyd, which you mentioned is we started a series of conversations called courageous conversations. Many of our employees have done those courageous conversations, I’ve had conversations with people that I’ve known for a long time that we never ever had those conversations before. With black employees that talked about the experience of having teenage sons and the conversation they’ve had with them, their sons being stopped by police and searched, when they’ve done nothing wrong and we had some very emotional conversations with our employees about this.

We also brought in some academic, some people from industry, industry leaders, recently we had the CFO of Citigroup in a town hall chat to talk about his experiences as a black executive and growing up black in the United States. So we’ve been approaching this some way to educate ourselves to make sure everybody is aware of the situations around being black in America. But in addition to that, this is something that resonates as well with our employees in India, with our employees in London with other places around the world - this theme of finding ways to eliminate or not tolerate discrimination or hate or bias.

We said that in our company that does not live here, we do not tolerate that, doesn’t matter what the culture is, what the country is. We do not tolerate this company. We’ve been saying that repeatedly and we found ways that we can open up our dialogue or discussion so we can all be better informed.

But net net people come first in our company and we want to do it in a way that everybody feels like they belong and they have an opportunity to grow.

LU: Well said and I know for our teams will be happy with your words. Final question Pandemic. Yesterday I was in your offices and I think I may be counted five people and would have been no different than ours. Round the world we created new flexible footprint, maybe you can close on how you see, we’ve got this too big companies coming together. And how do you see the approach to workplace flexibility with us forward and then any closing remarks that you might want to make, and we’ll wrap it up

DP: Great, thank you. When it comes to the pandemic, first of all, I’m so pleased you and we have both been able to keep our employees safe and keep them productive during this time, but there’s a lot we’ve learned. And we’ve learned that I used to be somebody that thought that it was hard to work from home and maybe you were not productive at home. What we’ve learned that people are very productive working remotely whether that’s at home or somewhere else. And with the right security the right, the right controls, right technology we’ve all been able to stay connected and we look at how we’re going to work together in the future.

It’s likely that we will have less real estate, will have some people who work from home or remotely all the time. Others that might come to the office all the time. But we think that there will be a much less need for real estate. A need for different type of office space with more collaborative space, for places you can do training, you can do networking. Offices that people can come in and sit at any desk and be able to work any day they want to be in the office or need to be in the office.

We’re working right now in a couple of pilots that we call project reimagine, that we’re piloting in our London office, it’s hard to pilot with nobody going in, but with technology that allows you to in advance, ask for a desk or ask for space then when you come in. And then also making sure that people collaborate, that there’s ways that we can train to ensure that people are still having apprenticeship opportunities, coaching opportunities. But we think it’s going to be quite different.

And one of the things that you and I have spoken about is how are we going to make sure our people connect together when we start bringing the companies together, we’ll find ways to do that.

But let me just thank you again Lance.

I wanna close, I really appreciate that you invited me today to speak to IHS Markit. Yesterday was one of the best days of my entire career. It was fantastic to be in the office with you and share that really exciting day. And so I really appreciate that you’ve invited me to do this. I’ve admired the company for so many years, in fact way way back early in my career when I worked at standard Oil of California I was a client of the old IHS, the some of the original oil data information coming from data, from the wellhead, and so I was using that data when I was in the attrition at standard and oil along time ago, so I really, really appreciate that you’ve invited me today. I’m so excited about what we can do together and this is really the beginning of a great thing.

LU: Thank you very much and thank you Doug for your hard work and working together with myself and my team and your team to make this happen. I really do believe it’s the most compelling thing that IHS Markit can do. And it’s not just about shareholder value. It’s about people and career opportunities, it’s about the abundance of products that we can build and create and drive growth forward. Of course, from all of that creates a super strong, financially strong company that will be admired from all angles. So, thank you very much and I wish everybody had a great rest today.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which are based on current expectations, estimates and projections about future business and operating results, the industry and markets in which S&P Global Inc. (“S&P Global”) and IHS Markit Ltd. (“IHS Markit”) operate and beliefs of and assumptions made by S&P Global management and IHS Markit management, involve uncertainties that could significantly affect the financial or operating results of S&P Global, IHS Markit or the combined company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will, ” “should,” “may,” “projects,” “could,” “would,” “target,” “estimates” or variations of such words and other similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature, but not all forward-looking statements include such identifying words. Such forward-looking statements include, but are not limited to, projections of earnings, statements of plans for future operations or expected revenues, statements about the benefits of the transaction involving S&P Global and IHS Markit, including future financial and operating results and cost and revenue synergies, the combined company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to creating value for shareholders, benefits of the proposed transaction to shareholders, employees, customers and other constituents of the combined company, the outcome of contingencies, future actions by regulators, changes in business strategies and methods of generating revenue, the development and performance of each company’s services and products, integrating our companies, cost savings, the expected timetable for completing the proposed transaction, general conditions in the geographic areas where we operate and our respective effective tax rates, cost structure, dividend policy, cash flows or liquidity — are forward-looking statements.

These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in such forward-looking statements. We can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. For example, these forward-looking statements could be affected by factors including, without limitation, risks associated with: (i) the satisfaction of the conditions precedent to consummation of the proposed transaction, including the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; (ii) the ability of S&P Global and IHS Markit to obtain shareholder approval for the proposed transaction; (iii) uncertainty relating to the impact of the proposed transaction on the businesses of S&P Global and IHS Markit, including potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction and changes to existing business relationships during the pendency of the acquisition that could affect S&P Global’s and/or IHS Markit’s financial performance; (iv) the ability of S&P Global to successfully integrate IHS Markit’s operations and retain and hire key personnel; (v) the ability of S&P Global to implement its plans, forecasts and other expectations with respect to IHS Markit’s business after the consummation of the proposed transaction and realize expected synergies; (vi) business disruption following the proposed transaction; (vii) economic, financial, political and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, including the upcoming U.S. presidential transition, the United Kingdom’s withdrawal from the European Union, natural and man-made disasters, civil unrest, pandemics (e.g., the coronavirus (COVID-19) pandemic (the “COVID-19 pandemic”)), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes associated with the current or subsequent U.S. administration; (viii) the ability of S&P Global and IHS Markit to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, pandemic, security breach, cyber -attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the COVID-19 pandemic; (ix) the impact of public health crises, such as pandemics (including the COVID-19 pandemic) and epidemics and any related company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down or similar actions and policies; (x) the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries; (xi) changes in debt and equity markets, including credit quality and spreads; (xii) demand for investment products that track indices and assessments, and trading volumes of certain exchange-traded derivatives; (xiii) changes in financial markets, capital, credit and commodities markets and interest rates; (xiv) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xv) the parties’ ability to meet expectations regarding the accounting and tax treatments of the proposed transaction; and (xvi) those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (the “SEC”) by S&P Global and IHS Markit from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q. While the list of factors presented here is considered representative, this list should not be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on S&P Global’s or IHS Markit’s consolidated financial condition, results of operations, credit rating or liquidity. Except to the extent required by applicable law or regulation, each of S&P Global and IHS Markit disclaims any duty to update any forward-looking statements contained in this communication or to otherwise update any of the above-referenced factors.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information About the Transaction and Where to Find It

In connection with the proposed transaction, S&P Global and IHS Markit will file relevant materials with the SEC, including a registration statement on Form S-4 filed by S&P Global to register the shares of S&P Global common stock to be issued in connection with the proposed transaction. The registration statement will include a joint proxy statement/prospectus which will be sent to the shareholders of S&P Global and IHS Markit seeking their approval of their respective transaction-related proposals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT S&P GLOBAL, IHS MARKIT AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from S&P Global at its website, or from IHS Markit at its website. Documents filed with the SEC by S&P Global will be available free of charge by accessing S&P Global’s website at www.spglobal.com under the heading Investor Relations, or, alternatively, by directing a request by telephone to 866-436-8502 (domestic callers) or 212-438-2192 (international callers) or by mail to S&P Global at Investor Relations, S&P Global Inc., 55 Water Street, New York, NY 10041, and documents filed with the SEC by IHS Markit will be available free of charge by accessing IHS Markit’s website at www.ihsmarkit.com under the heading Investor Relations or, alternatively, by directing a request by telephone to 303-790-0600 or by mail to IHS Markit at IHS Markit Investor Relations and Corporate Communications, 15 Inverness Way East, Englewood, CO 80112.

Participants in the Solicitation

S&P Global, IHS Markit and certain of their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of S&P Global and IHS Markit in respect of the proposed transaction under the rules of the SEC. Information about IHS Markit’s directors and executive officers is available in IHS Markit’s Form 10-K for the year ended November 30, 2019, proxy statement dated February 28, 2020 for its 2020 Annual General Meeting of Shareholders, and certain of its Current Reports on Form 8-K. Information about S&P Global’s directors and executive officers is available in S&P Global’s Form 10-K for the year ended December 31, 2019, proxy statement dated March 30, 2020 for its 2020 Annual Meeting of Shareholders, and certain of its Current Reports on Form 8-K. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the transaction when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from S&P Global or IHS Markit using the sources indicated above.